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For Immediate Release
Contact: Investor Relations
(206) 298-2909
Media Contact:
Liz Brady                                 Sari Martin
Liz.brady@icrinc.com                       Sari.martin@icrinc.com
646-277-1226                                       203-682-8345

COURT APPROVES EMERITUS/BLACKSTONE JOINT VENTURE AS SUCCESSFUL BIDDER IN SUNWEST BANKRUPTCY AUCTION

SEATTLE, WA, May 18, 2010 -- Emeritus Corporation (NYSE: ESC), a national provider of assisted living and Alzheimer’s care services to seniors, today announced that U.S. District Court Judge Michael Hogan approved the purchase and sale agreement in the Sunwest bankruptcy auction submitted by the previously announced joint venture between Emeritus, Blackstone Real Estate Advisors VI, L.P. and Columbia Pacific Advisors, LLC, an entity affiliated with Dan Baty, Emeritus’ Chairman and Co-CEO.  This joint venture (the “Joint Venture”) was formed specifically to acquire up to 149 communities formerly operated by affiliates of Sunwest Management (“Sunwest”) for approximately $1.3 billion.

Mr. Baty stated, “We are excited that the Sunwest transaction has formally been approved by the court.  This Joint Venture structure provides a built-in pipeline to propel our growth strategy over the next several years.”

While the previously announced 5% management fee represents an immediate accretive cash flow opportunity to the Company, a greater potential long-term value lies in Emeritus’ right of first opportunity to purchase the Sunwest communities, or the Joint Venture interests, and the ability to earn additional cash distribution incentives if the rate of return on membership interests in the Joint Venture exceeds established thresholds.

The details of the transaction have not materially changed from those described in the Company’s previous announcement dated May 11, 2010.  The core 149 communities consist of approximately 12,152 units with approximately 8,820 assisted living/memory care units and 3,332 independent living units.  The ultimate community count and, therefore, transaction value, may change based on the Joint Venture’s limited ability to change the portfolio of communities included in the transaction and final debt assumption negotiations.  The closing of the transaction, which is subject to the satisfaction of certain customary closing conditions, is expected to occur in the third quarter of 2010.

Assuming completion of this transaction, Emeritus will operate over 450 communities in 44 states with a capacity of over 39,000 units and a resident capacity of over 45,000.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  These communities provide a residential housing alternative for senior citizens who need assistance with the activities of daily living, with an emphasis on personal care services, which provides support to the residents in the aging process.  Emeritus currently operates 316 communities in 36 states representing capacity for approximately 27,500 units and approximately 32,800 residents.  Our common stock is traded on the New York Stock Exchange under the symbol ESC, and our home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as the final closing of the transaction contemplated herein and our ability to successfully incorporate the new communities into our existing infrastructure.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and any subsequent Quarterly Report on Form 10-Q.  The Company undertakes no obligation to update the information provided herein.